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                                                                    EXHIBIT 10.1

                               QLOGIC CORPORATION
                      CHANGE IN CONTROL SEVERANCE AGREEMENT

      THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this "Agreement") is made and entered into by and between QLogic Corporation, a Delaware corporation (the "Company"), and H.K. Desai (the "Executive").

                                    RECITALS

      A. The Board of Directors of the Company has approved the Company entering into a severance agreement with the Executive.

      B. The Executive is a key executive of the Company.

      C. Should the possibility of a Change in Control of the Company arise, the Board believes it is imperative that the Company and the Board be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive's advice, if requested, as to the best interests of the Company and its stockholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

      D. Should the possibility of a Change in Control arise, in addition to his regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

      E. This Agreement provides the benefits the Executive will be entitled to receive upon certain terminations of employment in connection with a Change in Control from and after the Effective Date and supersedes and negates all previous agreements with respect to such benefits, including, without limitation, that certain letter agreement (the "Prior Change in Control Agreement") dated August 4, 1995, by and between the Executive and the Company.

      NOW THEREFORE, to help assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company in the face of these circumstances and for other good and valuable consideration, the Company and the Executive agree as follows:

ARTICLE 1. TERM

      This Agreement shall be effective as of November 10, 2006 (the "Effective Date"). This Agreement will continue in effect through the second anniversary of the Effective Date. However, upon the first anniversary of the Effective Date and upon each subsequent anniversary of the Effective Date, the term of this Agreement shall be extended automatically for one (1) additional year (such that upon the first anniversary of the Effective Date the term of this Agreement shall be extended through the third anniversary of the Effective Date and so
on), unless the Committee delivers written notice prior to such anniversary of the Effective Date to the Executive that this Agreement will not be extended or further extended, as the case may be, and if such notice is given this Agreement will terminate at the end of the term then in progress.

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      Notwithstanding the foregoing, in the event a Change in Control occurs during the original or any extended term of this Agreement, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive. For purposes of clarity, subject to Section 3.1, benefits shall be payable to the Executive under this Agreement only with respect to a single Change in Control of the Company. Accordingly, no Change in Control after the first Change in Control shall be considered for purposes of this Agreement.

ARTICLE 2. DEFINITIONS

      Whenever used in this Agreement, the following terms shall have the meanings set forth below:

      (a)   "Accrued Obligations" means:

            (i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) prior to the Severance Date; and

            (ii) any Annual Bonus earned as of the Severance Date with respect to the fiscal year preceding the year in which the Severance Date occurs (if the Executive was employed by the Company on the last day of that fiscal year) that had not previously been paid.

      (b)   "Agreement" means this Change in Control Severance Agreement.

      (c) "Annual Bonus" means the Executive's annual incentive cash bonus opportunity.

      (d) "Base Salary" means the salary of record paid to the Executive by the Company as annual salary (whether or not deferred), but excludes amounts received under incentive or other bonus plans.

      (e) "Beneficiary" means the persons or entities designated or deemed designated by the Executive pursuant to Section 8.2.

      (f)   "Board" means the Board of Directors of the Company.

      (g)   "Cause" means the occurrence of any of the following:

            (i) the Executive is convicted of, or has pled guilty or nolo contendere to, a felony (other than traffic related offenses or as a result of vicarious liability); or

            (ii) the Executive has engaged in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his duties to the Company; or

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            (iii) the Executive willfully and repeatedly fails to perform or uphold his duties to the Company; or

            (iv) the Executive willfully fails to comply with reasonable directives of the Board which are communicated to him in writing;

            provided, however, that no act or omission by the Executive shall be deemed to be "willful" if the Executive reasonably believed in good faith that such acts or omissions were in the best interests of the Company.

      (h)   "Change in Control" means any of the following:

            (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, (D) any acquisition by any entity pursuant to a transaction that complies with clauses (iii)(1),
                  (2) and (3) below, and (E) any acquisition by a Person who owned more than 30% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as of the Effective Date or an Affiliate of any such Person;

            (ii) A change in the Board or its members such that individuals who, as of the later of the Effective Date or the date that is two years prior to such change (the later of such two dates is referred to as the "Measurement Date"), constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

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            (iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets directly or through one or more subsidiaries (a "Parent")) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board (determined pursuant to clause (ii) above using the date that is the later of the Effective Date or the date that is two years prior to the Business Combination as the Measurement Date) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

            (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control under clause (iii) above.

            Notwithstanding the foregoing, in no event shall a transaction or other event that occurred prior to the Effective Date constitute a Change in Control.

      (i) "Code" means the United States Internal Revenue Code of 1986, as amended.

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      (j)   "Committee" means the Compensation Committee of the Board.

      (k) "Company" means QLogic Corporation, a Delaware corporation, or any successor thereto as provided in Article 7.

      (l) "Disability" means disability as defined in the Company's long-term disability plan in which the Executive participates at the relevant time or, if the Executive does not participate in a Company long-term disability plan at the relevant time, such term shall mean a "permanent and total disability" within the meaning of Section 22(e)(3) of the Code.

      (m) "Effective Date" has the meaning given to such term in Article 1 hereof.

      (n) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

      (o) "Executive" means the individual identified in the first sentence, and on the signature page, of this Agreement.

      (p) "Good Reason" means, without the Executive's express written consent, the occurrence of any one or more of the following:

            (i) A material reduction in the nature or status of the Executive's authorities, duties, and/or responsibilities, (when such authorities, duties, and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive. The change in status of the Company from a publicly-traded company to a company the securities of which are not publicly-traded (including any related termination of the Company's reporting obligations under the Exchange Act) shall not, in and of itself, constitute Good Reason or a material reduction in the nature or status of the Executive's authorities, duties, and/or responsibilities.

            (ii) A reduction by the Company in either the Executive's Base Salary or the Executive's Annual Bonus opportunity as in effect immediately prior to the start of the Protected Period or as the same shall be increased from time to time.

            (iii) A material reduction in the Executive's relative level of coverage and accruals under the Company's employee benefit and/or retirement plans, policies, practices, or arrangements in which the Executive participates immediately prior to the start of the Protected Period, both in terms of the amount of benefits provided, and amounts accrued. For this purpose, the Company may eliminate and/or modify existing programs and coverage levels; provided, however, that the Executive's level of coverage under all such programs must be at least as great as is provided to other senior executives of the Company.

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            (iv)  The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 7.

            (v) The Executive is informed by the Company that his principal place of employment for the Company will be relocated to a location that is more than fifty (50) miles from his principal place of employment for the Company at the start of the corresponding Protected Period.

            The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein; provided, however, that if the Executive does not terminate employment and claim Good Reason for such termination within ninety (90) days after the Executive has knowledge of an event or circumstance that would constitute Good Reason, then the Executive shall be deemed to have waived his right to claim Good Reason as to that specific fact or circumstance (except that the event or circumstance may be considered for purposes of determining whether any subsequent, separate, event or circumstance constitutes Good Reason; for example, and without limitation, a reduction in the Executive's authorities that is deemed waived by operation of this clause may be considered for purposes of determining whether any subsequent reduction in the Executive's authorities (when taken into consideration with the first reduction) constitutes a "material reduction" in the nature or status of the Executive's authorities from their level in effect on the day immediately prior to the start of the Protected Period).

      (q) "Protected Period" with respect to a Change in Control of the Company shall mean the period commencing on the date that is six (6) months prior to the date of such Change in Control and ending on the date of such Change in Control.

      (r)   "Qualifying Termination" has the meaning given to such term in
            Section 3.2(a).

      (s)   "Severance Benefits" means the payments and/or benefits provided in
            Section 3.3.

      (t) "Severance Date" means the date on which the Executive's employment with the Company and its subsidiaries terminates for any reason (whether or not as a result of a Qualifying Termination).

      (u) "Subsidiary" means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

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ARTICLE 3. SEVERANCE BENEFITS

      3.1. RIGHT TO SEVERANCE BENEFITS. The Executive shall be entitled to receive from the Company the Severance Benefits described in Section 3.3 if the Executive has incurred a Qualifying Termination and satisfies the release requirements set forth in Section 3.7.

      The Executive shall not be entitled to receive Severance Benefits if his employment terminates (regardless of the reason) before the Protected Period corresponding to a Change in Control of the Company or more than twenty-four
(24) months after the date of a Change in Control of the Company.

      3.2. QUALIFYING TERMINATION.

      (a) Subject to Sections 3.2(c), 3.4, and 3.5, the occurrence of any one or more of the following events within the Protected Period corresponding to a Change in Control of the Company, or within twenty-four (24) calendar months following the date of a Change in Control of the Company shall constitute a "Qualifying Termination":

            (i) An involuntary termination of the Executive's employment by the Company for reasons other than Cause;

            (ii) A voluntary termination of employment by the Executive for Good Reason;

            (iii) A failure or refusal by a successor company to assume by written instrument the Company's obligations under this Agreement, as required by Article 7; or

            (iv) A repudiation or breach by the Company or any successor company of any of the provisions of this Agreement.

            For purposes of determining any benefits payable hereunder, the date on which the succession referred to in clause (iii) becomes effective and the date on which the repudiation or breach referred to in clause (iv) occurs, as applicable, shall be deemed to be the Executive's Severance Date.

      (b) If more than one of the events set forth in Section 3.2(a) occurs, such events shall constitute but a single Qualifying Termination and the Executive shall be entitled to but a single payment of the Severance Benefits.

      (c) Notwithstanding anything else contained herein to the contrary, the Executive's termination of employment on account of reaching mandatory retirement age, as such age may be defined from time to time in policies adopted by the Company prior to the commencement of the Protected Period, and consistent with applicable law, shall not be a Qualifying Termination.

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      (d)   Notwithstanding anything else contained herein to the contrary, the
            Executive's Severance Benefits under this Agreement shall be reduced by the severance benefits (including, without limitation, any other change-in-control severance benefits and any other severance benefits generally) that the Executive may be entitled to under any other plan, program, agreement or other arrangement with the Company (including, without limitation, any such benefits provided for by an employment agreement). For purposes of the foregoing, any cash severance benefits payable to the Executive under any other plan, program, agreement or other arrangement with the Company shall offset the cash severance benefits otherwise payable to the Executive under this Agreement on a dollar-for-dollar basis. For purposes of the foregoing, non-cash severance benefits to be provided to the Executive under any other plan, program, agreement or other arrangement with the Company shall offset any corresponding benefits otherwise to be provided to the Executive under this Agreement or, if there are no corresponding benefits otherwise to be provided to the Executive under this Agreement, the value of such benefits shall offset the cash severance benefits otherwise payable to the Executive under this Agreement on a dollar-for-dollar basis. If the amount of other benefits to be offset against the cash severance benefits otherwise payable to the Executive under this Agreement in accordance with the preceding two sentences exceeds the amount of cash severance benefits otherwise payable to the Executive under this Agreement, then the excess may be used to offset other non-cash severance benefits otherwise to be provided to the Executive under this Agreement on a dollar-for-dollar basis. For purposes of this paragraph, the Committee shall reasonably determine the value of any non-cash benefits.

      3.3. DESCRIPTION OF SEVERANCE BENEFITS. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1, 3.2 and 3.8, the Company shall pay and provide to the Executive (in addition to the Accrued Obligations) the following:

      (a) The Company will pay to the Executive an amount equal to two (2) times the sum of (i) the Executive's Base Salary, and (ii) the Executive's Annual Bonus. For purposes of this Section 3.3(a), the Executive's "Base Salary" shall be deemed to be the Executive's highest annualized rate of Base Salary in effect at any time after the commencement of the Protected Period and on or before the Executive's Severance Date, and the Executive's "Annual Bonus" shall be the greater of (x) the Executive's maximum Annual Bonus opportunity for the fiscal year in which the Executive's Severance Date occurs, and (y) the highest aggregate bonus(es) paid by the Company to the Executive for any one of the three (3) full fiscal years of the Company immediately preceding the Executive's Severance Date. Notwithstanding the foregoing provisions, if the Executive would be entitled to a greater cash severance payment in the circumstances under the terms of any employment agreement then in effect than the amount determined under the first sentence of this
            Section 3.3(a), the Executive shall be entitled to such greater cash severance payment only and no additional payment shall be made under this Section 3.3(a).

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      (b)   The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive's eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company's obligation to make any payment or reimbursement pursuant to this clause (ii) shall cease upon the first to occur of (a) the second anniversary of the Severance Date; (b) the Executive's death;
            (c) the date the Executive becomes eligible for coverage under the health plan of a future employer; or (d) the date the Company or its affiliates ceases to offer any group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive.

      (c) Notwithstanding any other provision herein or in any other document, any stock option or other equity-based award granted by the Company to the Executive, to the extent such award is outstanding and has not vested as of the Executive's Severance Date, shall automatically become fully vested as of the Severance Date. In the event that the Executive has a Qualifying Termination during the Protected Period related to a Change in Control, any stock option or other equity-based award granted by the Company to the Executive, to the extent such award had not vested and was cancelled or otherwise terminated upon or prior to the date of the related Change in Control solely as a result of such Qualifying Termination, shall be reinstated and shall automatically become fully vested, and, in the case of stock options or similar awards, the Executive shall be given a reasonable opportunity to exercise such accelerated portion of the option or other award before it terminates.

      3.4. TERMINATION DUE TO DISABILITY, DEATH OR RETIREMENT. Termination of the Executive's employment due to the Executive's death or Disability is not a Qualifying Termination, and upon any such termination, the Executive shall be entitled to payment only of the Accrued Obligations. However, if immediately prior to the condition or event leading to, or the commencement of, the Disability of the Executive (but not the death of the Executive), the Executive would have experienced a Qualifying Termination if he had terminated at that time, then upon termination of his employment for Disability he shall be entitled to the benefits provided by this Agreement for a Qualifying Termination. A voluntary termination of employment by the Executive due to the Executive's retirement is not a Qualifying Termination, and upon any such termination, the Executive shall be entitled to payment only of the Accrued Obligations. However, if immediately prior to the Executive's retirement (but not death), the Executive would have experienced a Qualifying Termination if he had terminated at that time, then upon his retirement he shall (subject to Section 3.2(c)) be entitled to the benefits provided by this Agreement for a Qualifying Termination.

      3.5. TERMINATION FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON Termination of the Executive's employment by the Company for Cause or by the Executive other than for Good Reason does not constitute a Qualifying Termination. Upon any such termination, the Executive shall be entitled to payment only of the Accrued Obligations.

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      3.6. NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

      3.7. RELEASE. This Section 3.7 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 3.3, the Executive (or, in the event of the Executive's death following a Qualifying Termination, the Executive's estate) shall, upon or promptly following the Executive's Severance Date (or, if later, the date of the relevant Change in Control of the Company), provide the Company with a valid, executed, written release of claims (in the form attached hereto as Exhibit A or such similar form as the Company may reasonably require in the circumstances) (the "Release"), and such Release shall have not been revoked by the Executive (or the Executive's estate, as applicable) pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to make any payment or provide any benefit to the Executive pursuant to Section 3.3 unless and until the Release contemplated by this Section 3.7 becomes irrevocable by the Executive (or the Executive's estate, as applicable) in accordance with all applicable laws, rules and regulations.

      3.8. EXCLUSIVE REMEDY. The Executive agrees that the payments and benefits contemplated by Section 3.3 shall, if the Release contemplated by Section 3.7 is signed and the amounts paid, constitute the exclusive and sole remedy for any termination of his employment and in such case the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement, and there shall be no offset against any amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

ARTICLE 4. FORM AND TIMING OF SEVERANCE BENEFITS; TAX WITHHOLDING;

      4.1. FORM AND TIMING OF SEVERANCE BENEFITS. The Severance Benefits described in Section 3.3(a) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Severance Date, but in no event beyond the later of (a) thirty (30) days from the date of the Executive's Severance Date, or (b) thirty (30) days after the date that the Release delivered by the Executive to the Company pursuant to Section 3.7 becomes irrevocable by the Executive in accordance with applicable law; provided, however, that payment of any and all Severance Benefits are subject to the provisions of Section 8.14.

      4.2. WITHHOLDING OF TAXES. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

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ARTICLE 5. SECTION 280G. Notwithstanding any other provision herein, the
Executive shall be covered by the provisions set forth in Exhibit B hereto, incorporated herein by this reference.

ARTICLE 6. THE COMPANY'S PAYMENT OBLIGATION

      6.1. PAYMENT OF OBLIGATIONS ABSOLUTE. Except as provided in Sections 3.7,
4.2 and in Article 5, the Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in
Article 5; provided that the Executive does not revoke the Release or otherwise take action to render the Release unenforceable.

      6.2. CONTRACTUAL RIGHT TO BENEFITS. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. The Company expressly waives any ability, if possible, to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or any other defense. In any dispute arising after a Change in Control as to whether the Executive is entitled to benefits under this Agreement, there shall be a presumption that the Executive is entitled to such benefits and the burden of proving otherwise shall be on the Company. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

      6.3. PENSION PLANS; DUPLICATE BENEFITS. All payments, benefits and amounts provided under this Agreement shall be in addition to and not in substitution for any pension rights under the Company's tax-qualified pension plans, supplemental retirement plans, nonqualified deferred compensation plans, bonus plans, and any disability, workers' compensation or other Company benefit plan distribution that the Executive is entitled to as of his Severance Date. Notwithstanding the foregoing, this Agreement shall not create an inference that any duplicate payments shall be required. No payments made pursuant to this Agreement shall be considered compensation for purposes of any such benefit plan.

ARTICLE 7. SUCCESSORS AND ASSIGNMENT

      7.1. SUCCESSORS TO THE COMPANY. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.

      7.2. ASSIGNMENT BY THE EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

ARTICLE 8. MISCELLANEOUS

      8.1. EMPLOYMENT STATUS. Except as may be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will," and, prior to the effective date of a Change in Control, may be terminated by either the Executive or the Company at any time, subject to applicable law.

      8.2. BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Executive's Beneficiary in accordance with the terms of this Agreement. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate. The Executive may make or change such designation at any time, provided that any designation or change thereto must be in the form of a signed writing acceptable to and received by the Committee.

      8.3. GENDER AND NUMBER. Where the context requires herein, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

      8.4. SECTION HEADINGS. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

      8.5. SEVERABILITY. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

      8.6. ENTIRE AGREEMENT. This Agreement, together with any employment agreement and any written agreement evidencing any stock option or other equity-based incentive award previously granted by the Company, embodies the entire agreement of the parties hereto respecting the matters within its scope. As of the Effective Date, this Agreement shall supersede all other agreements of the parties hereto that are prior to or contemporaneous with the Effective Date and that directly or indirectly bear upon the subject matter hereof (including, without limitation, the Prior Change in Control Agreement), other than any prior agreement relating to any right to indemnification the Executive may have from the Company or the Executive's right to be covered under any applicable insurance policy, with respect to any liability the Executive incurred or may incur as an employee, officer or director of the Company or its affiliates. Any negotiations, correspondence, agreements, proposals or understandings prior to the Effective

Date relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. This Agreement is an integrated agreement.

      8.7. MODIFICATION. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

      8.8. WAIVER. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

      8.9. ARBITRATION. Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive's employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange, California, or its successor ("JAMS"), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure Sections 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties hereto acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive's employment. The parties agree hereto that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator's fee. The Executive and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys' fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted. Notwithstanding this provision, the parties hereto may mutually agree to mediate any dispute prior to or following submission to arbitration.

      8.10. NOTICES.

      (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand,
            (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties hereto as follows:

                  (i) if to the Company:

                        QLogic Corporation
                        26650 Aliso Viejo Parkway
                        Aliso Viejo, California 92656
                        Attn: General Counsel

                        with  a copy to:

                        O'Melveny & Myers LLP
                        610   Newport Center Drive, Suite 1700
                        Newport Beach, California 92660
                        Attn: Gary Singer, Esq.

                  (ii) if to the Executive, at the last address of the Executive on the books of the Company.

      (b) Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 8.10 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

      8.11. LEGAL COUNSEL; MUTUAL DRAFTING. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

      8.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

      8.13. GOVERNING LAW. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

      8.14. SECTION 409A.

      (a) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a "specified employee" as defined in Section 409A of the Code ("Section 409A"), the Executive shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six (6) months after his termination of employment for any reason other than death, or (ii) the date of the Executive's death. Furthermore, with regard to any benefit to be provided upon a termination of employment, to the extent required by
            Section 409A, the Executive shall pay the premium for such benefit during the aforesaid period and be reimbursed by the Company therefor promptly after the end of such period. The provisions of this Section 8.14 shall only apply if, and to the extent, required to comply with Section 409A.

      (b) To the extent that this Agreement or any plan, program or award of the Company in which the Executive participates or which has been or is granted by the Company to the Executive, as applicable, is subject to Section 409A, the Company and the Executive agree that the terms and conditions of this Agreement and such other plan, program or award shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of the agreement, to comply with Section 409A.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

                                      "COMPANY"

                                      QLogic Corporation,
                                      a Delaware corporation

                                      By:  /s/ Michael L. Hawkins
                                           _____________________________________
                                      Print Name: Michael L. Hawkins
                                      Title: Vice President and General Counsel

                                      "EXECUTIVE"

                                      /s/ H.K. Desai
                                      __________________________________________
                                      H.K. Desai

                                    EXHIBIT A
                            GENERAL RELEASE AGREEMENT

      1. Release. H.K. Desai ("Executive"), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue QLogic Corporation (the "Company"), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, shareholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, "Releasees"), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive's employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, equity-based awards and/or dividend equivalents thereon, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act, or the California Family Rights Act, or any other federal, state or local law, regulation or ordinance (collectively, the "Claims"); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Section 3 of the Change in Control Severance Agreement dated as of [_________, 2006] by and between the Company and Executive (the "Change in Control Agreement"), or (2) any equity-based awards previously granted by the Company to Executive (as amended by the Change in Control Agreement). In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

      2. Acknowledgement of Payment of Wages. Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus or other wages), and usual benefits through the date of this Agreement.

      3. Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code as to the Claims. Section 1542 of the California Civil Code provides:

      "A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

      4. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

      (a) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

      (b) He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

      (c) He was given a copy of this Agreement on [____________] and informed that he had twenty-one (21) days within which to consider the Agreement and that if he wished to executive this Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A-1;

      (d) Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

      (e) He was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Agreement.

      5. No Transferred Claims. Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

      6. Miscellaneous. The following provisions shall apply for purposes of this Agreement:

      (a) Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

      (b) Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

      (c) Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

      (d) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

      (e) Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

      (f) Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

      (g) Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Change in Control Agreement.

      (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

                  [Remainder of page intentionally left blank]

      The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

      EXECUTED this ________ day of ________ 20__, at ______________________
County, __________.

                                            "EXECUTIVE"

                                            ____________________________________
                                            H.K. DESAI

                                            QLOGIC CORPORATION

                                            By:
                                                 _______________________________
                                                 [NAME]
                                                 [TITLE]

                                   EXHIBIT A-1

                            ACKNOWLEDGMENT AND WAIVER

      I, H.K. Desai, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

      I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

      EXECUTED this ___ day of ____________ 20__, at ___________ County,
_________.

                                                   _____________________________
                                                   H.K. Desai

                                    EXHIBIT B

                             SECTION 280G PROVISIONS

1.1 GROSS-UP PAYMENT. In the event it is determined (pursuant to Section 1.2) or finally determined (as defined in Section 1.3(c)) that any payment, distribution, transfer, or benefit by the Company, or a direct or indirect subsidiary or affiliate of the Company, to or for the benefit of the Executive or the Executive's dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive's employment with the Company or a change in ownership or effective control of the Company or a substantial portion of its assets, but determined without regard to any additional payments required under this Exhibit B) (each a "Payment" and collectively the "Payments") is subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, "Section 4999"), or any interest, penalty or addition to tax is incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest, penalty, and addition to tax, hereinafter collectively referred to as the "Excise Tax"), then, within 10 days after such determination or final determination, as the case may be, the Company shall pay to the Executive (or to the applicable taxing authority on the Executive's behalf) an additional cash payment (hereinafter referred to as the "Gross-Up Payment") equal to an amount such that after payment by the Executive of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. This provision is intended to put the Executive in the same position as the Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

1.2   DETERMINATION OF GROSS-UP.

      (a) Except as provided in Section 1.3, the determination that a Payment is subject to an Excise Tax shall be made in writing by a nationally recognized accounting firm or executive compensation consulting firm selected by the Company (the "Accounting Firm"). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations. Any determination by the Accounting Firm will be binding on the Company and the Executive.

      (b) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal individual income taxation in the calendar year in which the Gross-Up Payment is to be made. Such highest marginal rate shall take into account the loss of itemized deductions by the Executive and shall also include the Executive's share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of individual income taxation in the state and locality of the Executive's residence on the date that the Payment is made, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

1.3   NOTIFICATION.

      (a) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the "Taxing Authority") that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by the Executive to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of the Executive's rights under this Exhibit B except to the extent of actual damages suffered by the Company as a result of such failure. The Executive shall not pay such claim prior to the expiration of the 15-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim, the Executive shall:

            (1) give the Company any information reasonably requested by the Company relating to such claim;

            (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company;

            (3) cooperate with the Company in good faith in order effectively to contest such claim; and

            (4) permit the Company to participate in any proceedings relating to such claim;

            provided, however, that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification.

      (b) Without limitation on the foregoing provisions of this Section 1.3, and to the extent its actions do not unreasonably interfere with or prejudice the Executive's disputes with the Taxing Authority as to other issues, the Company shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its or in their sole option, either direct the Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Executive, and the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue.

      (c) If, after receipt by the Executive of an amount advanced by the Company pursuant to Section 1.3(a), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's compliance with the requirements of this Exhibit B) promptly pay to the Company an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by the Executive in connection with such advance, after giving effect to such repayment. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 1.3(a), it is finally determined that the Executive is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

      (d) For purposes of this Exhibit B, whether the Excise Tax is applicable to a Payment shall be deemed to be "finally determined" upon the earliest of: (1) the expiration of the 15-day period referred to in
            Section 1.3(a) if the Company or the Executive's Employer has not notified the Executive that it intends to contest the underlying claim, (2) the expiration of any period following which no right of appeal exists, (3) the date upon which a closing agreement or similar agreement with respect to the claim is executed by the Executive and the Taxing Authority (which agreement may be executed only in compliance with this section), or (4) the receipt by the Executive of notice from the Company that it no longer seeks to pursue a contest (which shall be deemed received if the Company does not, within 15 days following receipt of a written inquiry from the Executive, affirmatively indicate in writing to the Executive that the Company intends to continue to pursue such contest).

1.4 UNDERPAYMENT AND OVERPAYMENT. It is possible that no Gross-Up Payment will initially be made but that a Gross-Up Payment should have been made, or that a Gross-Up Payment will initially be made in an amount that is less than what should have been made (either of such events is referred to as an "Underpayment"). It is also possible that a Gross-Up Payment will initially be made in an amount that is greater than what should have been made (an "Overpayment"). The determination of any Underpayment or Overpayment shall be made by the Accounting Firm in accordance with
      Section 1.2. In the event of an Underpayment, the amount of any such Underpayment shall be paid to the Executive as an additional Gross-Up Payment. In the event of an Overpayment, the Executive shall promptly pay to the Company the amount of such Overpayment together with interest on such amount at the applicable Federal rate provided for in Section 1274(d) of the Code for the period commencing on the date of the Overpayment to the date of such payment by the Executive to the Company. The Executive shall make such payment to the Company as soon as administratively practicable after the Company notifies the Executive of (a) the Accounting Firm's determination that an Overpayment was made and (b) the amount to be repaid.

1.5 COMPLIANCE WITH LAW. Nothing in this Exhibit B is intended to violate the Sarbanes-Oxley Act of 2002, and to the extent that any advance or repayment obligation hereunder would constitute such a violation, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void to the extent required by such Act.